EXHIBIT 2

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT made this 9th day of May, 2005;

Between:	Cadapult Graphic Systems, Inc., a New Jersey corporation and a wholly owned subsidiary of Media Sciences International, Inc. with offices located at 8 Allerman Road, Oakland, New Jersey 07436, hereinafter referred to as “Seller”;

And:	IO Integration, Inc., a California corporation with offices 577 Howard Street, San Francisco, CA 94105, hereinafter referred to alternatively as "IO" or "Purchaser;

Whereas, Seller is engaged primarily in the business of sales of consumables for use in color printers and related equipment; and,

Whereas, Seller maintains certain service and support contracts (“System Contracts”) with its Systems Customers and is obligated to fulfill its obligations under such contracts; and,

Whereas, Seller is desirous of exiting the systems integration business; and,

Whereas, Purchaser is engaged in the business of sales and support of prepress systems; and,

Whereas, Purchaser is desirous of acquiring Systems Contracts from Seller; and,

Now Therefore, in consideration of the mutual covenants, promises and conditions set forth herein, the parties hereto do hereby agree as follows:

1. Definitions.

    1.01.   Agreement. The within Asset Purchase Agreement.

    1.02.   System Contracts. Prepress system service and support contracts resulting from an agreement by the Seller to provide certain hardware, software and technical support services to certain customers for durations of up to one year, in exchange for payment for said services.

    1.03.   Pre-paid Expenses. Expenses or contracts with certain vendors in support of System Contracts.

    1.04.   Closing. The date upon which all of the actions and agreements contemplated by this Agreement shall be consummated by both Seller and Purchaser.

2. List of Exhibits.

    1.01.   Exhibit A. Bill of Sale.

3. Purchase and Sale.

    3.01   Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase from Seller, any and all right, title and interest in the following :

    A.   System Contracts.

    B.   Pre-paid Expenses

    C.   Cell phone numbers for Kevin Martorana and Gary Glass

    3.02   In conjunction with the purchase from Seller by Purchaser of the System Contracts, as defined herein, Purchaser has agreed to assume the following liabilities of Seller: All obligations and liabilities for the performance of the System Contracts.

4. Purchase Price and Terms of Sale.

    4.01   Purchaser does hereby agree to assume the liabilities referenced in Paragraph 3.02 hereinabove (hereinafter referred to as “Liabilities”) and to purchase the System Contracts and Pre-paid Expenses for the consideration of $1.

5.     Closing. The Closing shall occur on May 13, 2005.

6.     Seller’s Representations. Seller represents and warrants to Purchaser as follows:

    A.        Title to Assets. Seller shall, as of the date of Closing, have good and marketable title to the System Contracts and Pre-paid Expenses. At Closing, Seller shall convey to Purchaser all such System Contracts and Pre-paid Expenses.

    B.        Indemnification. Seller agrees to protect, indemnify, and hold the Purchaser harmless from and against any loss, damage or expense, as well as reasonable counsel fees and costs, if incurred, resulting from any breach of the warranties set forth in this Paragraph 6. Specifically, this Indemnification shall include any claim made against Purchaser for any Pre-paid Expense of Seller that have not actually been paid.

    C.        Corporate Existence. Seller is now, and on the Closing Date will be, a corporation duly organized and validly existing and/or qualified as a foreign corporation in good standing under the laws of the State of New Jersey.

    D.        Authorization. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

    E.        Accuracy of Representations and Warranties. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact or circumstance that has resulted, or that in the reasonable judgment of Seller will result, in a material change in the business, operations, or assets of Seller that has not been previously disclosed or pursuant to the transactions contemplated by this Agreement.

7.     Purchaser’s Representations. Purchaser represents and warrants to Seller as follows:

    A.        Corporate Existence. Purchaser is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and has the power and authority to carry on its business, as now conducted, to own and operate its properties and assets, to execute this Agreement and other agreements and instruments referred to herein and to deliver and carry out the transactions contemplated herein.

    B.        Authorization. Execution and delivery of this Agreement and other agreements and instruments referred to herein have been duly authorized by the Board of Directors and shareholders of IO Integration, Inc., and shall constitute legal, valid, binding and enforceable agreements and instruments.

    C.        Performance of System Contracts. Purchaser specifically agrees to fulfill and perform any and all obligations required under the System Contracts.

    D.        Consummation. Neither the execution, delivery or performance of this Agreement or any other agreement or instrument executed and delivered by or on behalf of IO Integration, Inc., to the extent the latter is obligated to perform under the terms of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with the terms and provisions of this Agreement, contravene the Certificate of Incorporation, Articles of Incorporation, or Bylaws or any provision of law, statute, rule, regulation or order of any court or governmental authority to which IO Integration, Inc., to the extent the latter is obligated to perform under the terms of this Agreement, is subject, or any judgment, decree, franchise, order or permit applicable to it, or conflicts or is inconsistent with, or will result in any breach of or constitute a default under, any contract, commitment, agreement, understanding, arrangement or instrument, or result in the creation of or imposition of, or the obligation to create or impose any lien, encumbrance or liability upon, any of the property or assets of it, or will increase any such lien, encumbrance, or liability.

    E.        Indemnification. Purchaser agrees to protect, indemnify, and hold the Seller harmless from and against any loss, damage or expense, as well as reasonable counsel fees and costs, if incurred, resulting from any breach of the warranties set forth in this Paragraph 7. Specifically, this Indemnification shall include any claim made against Seller for non-performance of a System Contract.

8. Miscellaneous.

    A.        Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

    B.        Notices. All notices, requests, consents, approvals or other communications under this Agreement shall be in writing and sent via facsimile to the fax numbers set forth below, or mailed by certified mail, return receipt requested, postage prepaid, or delivered by a nationally recognized overnight courier service which obtains delivery receipts (e.g., Federal Express), addressed:

Seller:

            Cadapult Graphic Systems, Inc.
            8 Allerman Road
            Oakland, NJ 07436
            P 201-677-1110
            F 201-677-0311

Purchaser:

            IO Integration, Inc.
            4th Floor
            577 Howard Street
            San Francisco, CA 94105

Either party may, by notice given as aforesaid, change its address for all subsequent notices. All notices hereunder shall be effective upon receipt of same.

    C.        No Broker. The Seller and Purchaser represent and warrant, each to the other, that neither has engaged or in any way dealt with a broker, finder, agent, or anyone in a similar capacity, in relation to the transaction contemplated by this Agreement. To this extent, Seller and Purchaser do each hereby agree to indemnify, defend and hold the other harmless from and against any and all loss, expense, including but not limited to reasonable counsel fees and costs, damage or liability resulting from any claim or claims arising from an alleged rendering of any services to the indemnifying party in breach of the within warranty.

    D.        Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

    E.        Entire Agreement. This Agreement, together with the ancillary agreements to be executed at Closing annexed hereto and made a part hereof, contains the entire understanding between and among the parties and supersedes any prior understanding and agreements among them respecting the subject matter of this Agreement.

    F.        Presumption. This Agreement, or any Section thereof, shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

    G.        Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

    H.        Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

    I.        Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Executed as of the dates set forth below, in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

    J.        Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, and shall be enforced before a state or local federal court located in Bergen County, in the State of New Jersey.

Purchaser: IO Integration, Inc.

Date: May 11, 2005	By: /s/ Michael Holt Michael Holt, President

Seller: Cadapult Graphic Systems, Inc.

Date: May 11, 2005	By: /s/ Michael W. Levin Michael W. Levin, President

EXHIBIT A

BILL OF SALE

THIS BILL OF SALE TRANSFERS BOTH THE SYSTEM CONTRACTS AND PRE-PAID EXPENSES OF CADAPULT GRAPHIC SYSTEMS, INC.

KNOW ALL MEN BY THESE PRESENTS

        THAT Cadapult Graphic Systems, Inc. a corporation of the State of New Jersey with offices located at 8 Allerman Road, Oakland, New Jersey 07436 (“Seller”), for and in consideration of the payments as set forth in a certain Asset Purchase Agreement dated May 13, 2005 ( hereinafter referred to as “Asset Purchase Agreement”) paid to it at or before delivery of this Bill of Sale by IO Integration, Inc., a corporation of the State of California with offices located at 577 Howard Street, San Francisco, CA 94105 (“Purchaser”) TRANSFERS, SETS OVER and ASSIGNS unto Purchaser all of its rights, title and interest in and to the following:

          Any and all System Contracts and related Pre-paid Expenses,
          And mobile phone numbers for Kevin Martorana and Gary Glass

Seller warrants and represents that the System Contracts and Pre-paid Expenses being conveyed by this Bill of Sale are free and clear of any and all liens, pledges, charges, licenses to third parties or encumbrances.

Unless otherwise specifically set forth to the contrary, all terms used in this Bill of Sale have the same meaning as set forth in the Asset Purchase Agreement.

All the terms, covenants and conditions herein contained shall be for, and shall inure to the benefit of and shall bind the respective parties hereto and their legal representatives, successors and assigns, respectively.

IN WITNESS WHEREOF, the Seller has hereunto caused these presents to be signed by its proper corporate officers and caused its corporate seal to be hereto affixed this 13th day May, 2005.

Cadapult Graphic Systems, Inc.

By: Michael W. Levin, President